CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-173080 on Form N-1A of our report dated November 25, 2024, relating to the financial statements and financial highlights of River Canyon Total Return Bond Fund, one of the portfolios constituting the Advisers Investment Trust, appearing in Form N-CSR of Advisers Investment Trust for the year ended September 30, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 24, 2025